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As filed with the Securities and Exchange Commission on October 12, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEIDER NUTRITION INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0563574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2002 South 5070 West Salt Lake City, Utah 84104-4726
(Address of Principal Executive Offices including Zip Code)

WEIDER NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN
(Full title of the Plan)

Copy to:
Joseph W. Baty Executive Vice President and Chief Financial Officer 2002 South 5070 West Salt Lake City, Utah 84104 (801) 975-5000	Charles K. Ruck, Esq. Regina M. Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	2,750,000 shares	$ 5.52	$ 15,181,300	$ 1,787

(1)
Shares to be offered and sold under the Weider Nutrition International, Inc. 2004 Incentive Award Plan (the "2004 Shares") are comprised of: (a) 2,000,000 shares not previously registered; and (b) 750,000 shares previously registered for issuance under the Weider Nutrition International, Inc. 1997 Equity Participation Plan, as amended (the “1997 Plan”) on May 9, 2002 (Registration No. 333-87944) that may not be issued under the 1997 Plan (such as upon the expiration or forfeiture of awards previously granted) and that may then be offered and sold under the Weider Nutrition International, Inc. 2004 Incentive

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Award Plan (the “2004 Plan”). In the event of a stock split, stock dividend, or similar transaction involving the Class A Common Stock of Weider Nutrition International, Inc. (the “Company”), the number of 2004 Shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
The proposed maximum offering price per share has been estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon (a) 70,000 2004 Shares subject to outstanding options with a weighted average exercise price of $4.39, and (b) 2,680,000 2004 Shares available for future issuances under the 2004 Plan based upon the average of the high and low prices of the Company’s Class A Common Stock as reported on the New York Stock Exchange on October 10, 2005 ($5.55).

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PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Information.*

*
In accordance with the instructions to Part I of Form S-8, the information called for in Part I of Form S-8 is not being filed and will not be filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, or portions of documents, previously filed with the Commission by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005, filed with the Commission on August 29, 2005;

B.	The Company’s Current Reports on Form 8-K, as amended, filed with the Commission since May 31, 2005; and

C.
The description of the Company’s Class A Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A12B filed with the Commission on April 9, 1997 (Registration No. 333-12929).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A Current Report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and may, in the sole discretion of the Board of Directors, indemnify its employees and agents.

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The Company has also entered into indemnification agreements with certain of its directors and officers. The indemnification agreements provide that the Company will indemnify and advance litigation and other expenses to such directors and officers to the fullest extent permitted by law for claims relating to his or her service to the Company or its subsidiaries, subject to the terms and conditions set forth therein.

The Company carries insurance policies which cover its individual directors and officers for legal liability and which would pay on the Company’s behalf for expenses of indemnifying directors and officers in accordance with the Company’s Amended and Restated Certificate of Incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
EX-4.1	Weider Nutrition International, Inc. 2004 Incentive Award Plan (incorporated by reference from the Company's Proxy Statement filed September 28, 2004, Annex A).

* EX-5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered hereby.

* EX-23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

* EX-23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

* EX-24.1	Power of Attorney (incorporated into the signature pages hereof).

* Filed herewith.

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Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 12th day of October, 2005.

Weider Nutrition International, Inc., a Delaware corporation

By:	/s/Joseph W. Baty
Joseph W. Baty
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Bruce J. Wood, Joseph W. Baty and Daniel A. Thomson, and each of them, any one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of October 11, 2005.

Signature	Title

/s/ Eric Weider
Eric Weider	Chairman of the Board

/s/ George F. Lengvari
George F. Lengvari	Vice Chairman of the Board

/s/ Bruce J. Wood
Bruce J. Wood	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Joseph W. Baty
Joseph W. Baty	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Ronald L. Corey
Ronald L. Corey	Director

/s/ Roger H. Kimmel
Roger H. Kimmel	Director

/s/ Brian P. McDermott
Brian P. McDermott	Director

/s/ H.F. Powell
H. F. Powell	Director

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INDEX TO EXHIBITS

Exhibit No.	Description
EX-4.1	Weider Nutrition International, Inc. 2004 Incentive Award Plan (incorporated by reference from the Company's Proxy Statement filed September 28, 2004, Annex A).

* EX-5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered hereby.

* EX-23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

* EX-23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

* EX-24.1	Power of Attorney (incorporated into the signature pages hereof).

* Filed herewith.

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CALCULATION OF REGISTRATION FEE

PART I:  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Information

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings

SIGNATURES
POWER OF ATTORNEY
BOARD SIGNATURES
INDEX TO EXHIBITS

Exhibit 4.1 -     Weider Nutrition International, Inc. 2004 Incentive Award Plan (incorporated by reference from the Company's Proxy Statement filed September 28, 2004,  Annex A).
Exhibit 5.1 -     Opinion of Latham & Watkins LLP as to the legality of the securities being registered hereby.
Exhibit 23.1 -   Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).
Exhibit 23.2 -   Consent of Deloitte & Touche LLP, independent registered public accounting firm.
Exhibit 24.1 -   Power of Attorney (incorporated into the signature pages hereof).